                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant  [_]
Filed by a Party other than the Registrant  [X]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, For Use of the
[_]  Definitive Proxy Statement              Commission Only (as permitted
[_]  Definitive Additional Materials         by Rule 14a-6(e)(2))
[X]  Soliciting Material Pursuant to
     Rule 14a-12

                                 PROVANT, INC.
                      ------------------------------------
                (Name of Registrant as Specified In Its Charter)

                 PROVANT COMMITTEE TO RESTORE SHAREHOLDER VALUE
                 ----------------------------------------------
    (Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of Filing Fee (check the appropriate box):

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          pursuant to Exchange Act Rule 0-11:

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Thursday August 9, 2001 8:00 am Eastern Time

Press Release

Proven Industry Veteran Choice for Provant CEO Candidate

NEW YORK--August 9, 2001

Brian Sellstrom, former Chairman, President and Chief Executive Officer of AchieveGlobal Corporation, a leading skills management and performance improvement consulting firm, has been named by The Provant Committee to Restore Shareholder Value as its choice for CEO of Provant, Inc. (NASDAQ: POVT). While at AchieveGlobal, Mr. Sellstrom formulated and implemented a plan that dramatically restored shareholder value. In addition, Mr. Sellstrom will be nominated as the first of what will be a diverse and world-class alternative slate of directors.

Mr. Sellstrom was President and CEO of AchieveGlobal from February 2000 to February 2001 and led the company to renewed revenue growth and a dramatic improvement in profitability. AchieveGlobal was formed by a merger of several companies, each one well respected in its own field of skills development. Mr. Sellstrom's leadership enabled the firm and its 1400 employees to capitalize on a unified go-to-market strategy and integrated sales, customer relationship and administrative functions.

"Brian is uniquely qualified to be CEO of Provant," a spokesperson said. "His track record of success at AchieveGlobal and his experience in turning around, building and integrating professional services and content businesses will be a huge asset as he leads Provant in a fresh start. His long experience in the management of complex and entrepreneurial environments equips him to understand the Company and the opportunities and challenges it faces. As former CEO of a company operating in the same industry, Brian is very familiar with Provant and its business. This familiarity will accelerate his effectiveness in his new position."

"I am looking forward to working with Provant and its associates as we realize the potential of a truly great company," said Sellstrom. "I have long admired Provant, its people, its culture and its business platform. My experience leading a multi-divisional professional services firm has shown me the tremendous opportunities available when complementary components work effectively together. In addition, I have managed a variety of companies through turnarounds, acquisitions, divestitures and other significant changes and look forward to bringing to bear the insights I have gained from working with firms through and after these transformations. It is my strong belief that effective delivery of a seamless portfolio of services to current and new clients will substantiate the uniqueness of Provant's capability in the workplace performance improvement arena."

Mr. Sellstrom's full biography can be obtained by consulting the Committee's Internet website at www.povtmaxvalue.com, by calling Epic Partners at (646) 375-2123, or can be found on the EDGAR database of the Securities and Exchange Commission (the "SEC") in a filing being made today.

Information concerning the participants in any solicitation by the Committee of proxies with respect to Provant's 2001 annual meeting, and their direct or indirect interests, can be found in a Schedule 14A being filed by the Committee with the SEC today pursuant to Rule 14a-12.

The Committee will file with the SEC and will furnish to security holders of Provant, a proxy statement, which security holders are advised to read because it will contain important information. Security holders may obtain a free copy of such proxy statement (when available) and other related documents filed by the Committee and Provant at the SEC's website at www.sec.gov. When available the proxy statement may also be obtained by consulting the Committee's Internet website at www.povtmaxvalue.com or by contacting Epic Partners, at 116 West 23rd Street, 5th floor, New York NY 10011, (646) 375-2123.

About Epic Partners -- Epic Partners is a merchant banking firm focused exclusively on the education and training industry. Its partners have extensive senior-level investment banking, restructuring and turnaround, management consulting and private equity experience. One of its partners is the former head of the Merger and Acquisition Group at a major Wall Street investment banking firm.